Exhibit 99.1

USANA Expects Earnings to Significantly Exceed Earlier Guidance; Sales In-line with Prior Forecast

    SALT LAKE CITY--(BUSINESS WIRE)--Sept. 23, 2003--USANA Health Sciences Inc. (NASDAQ: USNA) announced today that it now expects earnings per share for the third quarter to exceed the company's earlier guidance and looks for sales to be in-line with its prior forecast.
    The company continues to expect that sales for the quarter ending Sept. 27, 2003 will approach $52 million. However, earnings per share are expected to be approximately $0.54, of which about $0.03 would be attributable to an adjustment of the company's effective tax rate for 2003. Initial guidance for the third quarter had earnings per share in the range of $0.43 to $0.45.
    Gilbert A. Fuller, chief financial officer, commented, "We are pleased with the strong earnings and sales growth we are experiencing this quarter. We continue to see operating margin improvements as we leverage the physical and information technology infrastructure investments made over the last several years. Earnings per share and sales for the quarter are expected to be up approximately 145% and 48%, respectively, on a year-over-year basis. The third quarter of 2003 will represent the seventh consecutive quarter in which we have more than doubled the prior year EPS mark."
    USANA plans to announce its third quarter earnings along with new guidance for the fourth quarter and for the fiscal year 2004, on Oct. 14, 2003; executives will hold a conference call with investors on Oct. 15, 2003, to provide an update.
    USANA develops and manufactures high-quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the company's independent Associate network, government regulation of products, manufacturing and marketing, the possible continued spread of severe acute respiratory syndrome (SARS) in Asia, and risks associated with international expansion. Those statements include the statements that (1) "The company continues to expect that sales for the quarter ending Sept. 27, 2003 will approach $52 million," (2) "earnings per share are expected to be approximately $0.54," (3) "about $0.03 would be attributable to an adjustment of the company's effective tax rate for 2003," and (4) "Earnings per share and sales for the quarter are expected to be up approximately 145% and 48%, respectively, on a year-over-year basis." The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in USANA's most recent filings with the Securities and Exchange Commission on Forms 10-Q and 10-K.

    CONTACT: USANA Health Sciences Inc., Salt Lake City
             Riley Timmer, 801-954-7100
             investor.relations@us.usana.com